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Exhibit 99.12

YOUTHSTREAM MEDIA NETWORKS, INC. COMPLETES DEBT
RESTRUCTURING, GAINS NEW BOARD OF DIRECTORS, AND BEGINS
INITIATIVE TO REBUILD SHAREHOLDER VALUE

        February 4, 2003—YouthStream Media Networks (YSTM.OB) announced that it has completed its planned debt restructuring, allowing it to resolve the default claims that had been made by the Company's largest note holders.

        The Company announced that with the restructuring completed a new Board of Directors and management would begin the process to rebuild shareholder value in several ways. First, by exploring strategic opportunities to acquire operating companies that meet specific criteria, including a history of profitability, positive cash flow, strong management and favorable long-term prospects. Second, by seeking to maximize the value of the Company's remaining operating subsidiary, Beyond the Wall, Inc. The Company also expects to continue its recent efforts to settle remaining liabilities and further streamline operations.

        Jon Diamond, previously a director and Interim CEO of YouthStream, rejoined the Company as its Chairman, and Hal Byer and Robert Scott Fritz also joined the board. At the close of the restructuring, the Company's former directors and officers resigned.

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        Except for the historical information herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, including but not limited to the Company's ability to settle its remaining liabilities and continue to reduce costs, the Company's ability to operate with new management, significantly reduced staff and limited resources, risks affecting its retail operations including the effects of competition and general market conditions, and other risks detailed from time to time in the Company's SEC reports, including the annual report filed on Form 10-K for the fiscal year ended June 30, 2002, and 10Q for the fiscal quarter ended September 30, 2002.

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  Exhibit 99.12
YOUTHSTREAM MEDIA NETWORKS, INC. COMPLETES DEBT RESTRUCTURING, GAINS NEW BOARD OF DIRECTORS, AND BEGINS INITIATIVE TO REBUILD SHAREHOLDER VALUE